UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 4, 2016

STATE NATIONAL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36712	26-0017421
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1900 L. Don Dodson Dr.
Bedford, Texas 76021

(Address of principal executive offices) (zip code)

(817) 265-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 4, 2016, State National Companies, Inc. (“State National”), through its subsidiary T.B.A. Insurance Group, Ltd. (“TBA”, and together with State National, the “Company”), entered into an employment agreement with Matthew A. Freeman to serve as President of State National and its subsidiaries, which appointment became effective on February 8, 2016 (the “Employment Agreement”).   Mr. Freeman will report to Terry Ledbetter, the Chief Executive Officer of State National.

Mr. Freeman, 40, previously served, from 2008 until 2015, in various executive management positions within the North American division of QBE Insurance Group Limited, a worldwide insurance and reinsurance company, serving most recently as President of QBE Mortgage & Lender Services and prior to that as Executive Vice President of QBE Financial Partner Services.  Prior to serving with QBE, Mr. Freeman was the Vice President of Corporate Strategy at CareMedic Systems, a company providing revenue cycle management solutions for hospitals and health systems.  Mr. Freeman received his B.A. from the University of California at Los Angeles and an M.B.A. from the Goizueta Business School at Emory University.  Mr. Freeman does not have any family relationship with any current director, executive officer, or person nominated to become a director or officer of State National.

The Employment Agreement provides for a base salary of $550,000 per year and for Mr. Freeman’s ability to receive an annual discretionary performance bonus, subject to the discretion of the Compensation Committee, with a guaranteed bonus of $400,000 for 2016, subject to certain limited exceptions.  On January 1, 2017, Mr. Freeman will be eligible to receive $250,000 in restricted common stock of State National, subject to the discretion of the Compensation Committee, and beginning January 1, 2018, Mr. Freeman will be eligible, on an annual basis, to receive restricted stock awards, subject to the discretion of the Compensation Committee.  Mr. Freeman has received a grant of non-qualified stock options under State National’s 2014 Long-Term Incentive Plan to purchase an aggregate of 500,000 shares of State National common stock, vesting in three equal annual installments on the anniversary of the grant date. Mr. Freeman shall also be entitled to various allowances and reimbursements, including a car allowance and reimbursement for relocation and related expenses.  He will additionally be able to participate in all benefit plans and programs for which similarly situated executive employees of State National are eligible to participate.

The Employment Agreement also includes provisions related to the protection of confidential information and intellectual property, as well as certain post-employment restrictive covenants for two years following termination of employment.  Notwithstanding any terms or provisions in the Employment Agreement, Mr. Freeman will be an employee at will.

The Company also entered into a severance agreement with Mr. Freeman on February 4, 2016, effective February 8, 2016 (the “Severance Agreement”), which provides that if the Company terminates Mr. Freeman’s employment for any reason other than for cause, death, or disability, or if Mr. Freeman resigns for good reason (in each case, as such terms are defined therein), Mr. Freeman shall be entitled to receive severance pay equal to thirty months of his base salary at the time of termination.

The foregoing descriptions of the Employment Agreement and the Severance Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Employment Agreement and the Severance Agreement, respectively, copies of which will be filed with State National’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

State National expects to enter into its standard indemnification agreement with Mr. Freeman, which provides that, subject to limited exceptions, State National will indemnify Mr. Freeman to the fullest extent permitted or required by the General Corporation Law of the State of Delaware against all expenses incurred in any proceeding in which he is a party because of his service as an executive officer of State National.  A copy of State National’s form of indemnification agreement was filed as Exhibit 10.1 to State National’s Current Report on Form 8-K filed on November 6, 2014 and is incorporated herein by reference.

Mr. Freeman does not have any direct or indirect material interest in any transaction involving State National requiring disclosure under Item 404(a) of Regulation S-K.

A copy of State National’s related press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements And Exhibits.

(d)	Exhibits.

10.1	Form of Indemnification Agreement for Directors and Certain Officers (incorporated by reference to Exhibit 10.1 to State National’s Form 8-K filed on November 6, 2014)

99.1	State National Press Release dated February 9, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE NATIONAL COMPANIES, INC.

Date: February 10, 2016	By:	/s/ David Hale
David Hale
Executive Vice President, Chief Operating Officer and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

10.1	Form of Indemnification Agreement for Directors and Certain Officers (incorporated by reference to Exhibit 10.1 to State National’s Form 8-K filed on November 6, 2014)

99.1	State National Press Release dated February 9, 2016